Exhibit 5.2

To: Aegon N.V. Aegonplein 50 P.O. Box 85 2501 CB The Hague The Netherlands	Allen & Overy LLP Apollolaan 15 1077 AB Amsterdam The Netherlands PO Box 75440 1070 AK Amsterdam The Netherlands
	Tel	+31 20 674 1000
	Fax	+31 20 674 1111

Amsterdam,	11 April 2018

Subject	AEGON N.V.—$800,000,000 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048
Our ref:	GWK/JNNH/MRRS/0042338-0000595 AMBA:6945474.1

Dear Sir or Madam,

1.	We have acted as legal counsel on matters of Netherlands law to Aegon N.V. (the Company) in connection with the offer for sale by the Company of $800,000,000 5.500% Fixed-to-Floating Rate Subordinated Notes due 2048 (the Securities), pursuant to a registration statement on Form F-3 under the Securities Act of 1933, as amended (the Act), filed with the Securities and Exchange Commission (the Commission) on 31 August 2017 (File No. 333-220726) (as so filed and as amended, the Registration Statement), a base prospectus, dated 31 August 2017 (the Base Prospectus), a preliminary prospectus supplement, dated 3 April 2018 filed with the Commission pursuant to Rule 424(b) under the Act on 3 April 2018 (the Preliminary Prospectus Supplement and together with the Base Prospectus, the Preliminary Prospectus), the document that the Company has identified to us as an “issuer free writing prospectus” (as defined in Rules 433 and 405 under the Act) dated 4 April 2018 (the IFWP), a prospectus supplement, dated 4 April 2018 filed with the Commission pursuant to Rule 424(b) under the Act on 4 April 2018 (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus), and an underwriting agreement dated 4 April 2018 among the Underwriters and the Company (the Underwriting Agreement). The Securities are being issued pursuant to an indenture, dated 11 October 2001 among the Company, AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A. (the Trustee, as successor trustee to Citibank, N.A. under the Agreement of Resignation, Appointment and Acceptance dated as of 21 August 2007 by and among the Company, The Bank of New York Mellon Trust Company, N.A. and Citibank, N.A.) (the Base Indenture), as supplemented by a ninth supplemental indenture dated 11 April 2018 (the Ninth Supplemental Indenture and, together with the Base Indenture, the Indenture).

Capitalised terms used but not defined herein are used as defined in the Indenture, unless the context requires otherwise.

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorised and regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (cooperation office), Rome, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C. and Yangon.

2.	We have examined the following documents:

(a)	a pdf copy of the executed Base Indenture and the Ninth Supplemental Indenture;

(b)	a specimen copy of the Securities;

(c)	a pdf copy of the executed Registration Statement dated 31 August 2017;

(d)	a pdf copy of the Preliminary Prospectus, the IFWP and the Prospectus;

(e)	a certified electronic excerpt of the registration of the Company in the Trade Register (Handelsregister) dated 10 April 2018, and confirmed by telephone by the Trade Register to be correct on the date hereof (the Excerpt);

(f)	a copy of the deed of incorporation (oprichtingsakte) of the Company dated 23 May 1969 (the Deed of Incorporation);

(g)	a copy of the articles of association (statuten) of the Company dated 29 May 2013 as, according to the Excerpt, deposited with the Trade Register as being in force on the date hereof (the Articles);

(h)	a copy of the resolution of the Company’s Executive Board dated 10 April 2018 (the 2018 EB Resolution);

(i)	a copy of the certificate of the Company Secretary and the Chairman of the Company’s Executive Board confirming the resolutions of the Executive Board taken at a meeting held on 30 August 2001 (the 2001 EB Resolution);

(j)	a copy of the certificate of the Company Secretary dated 5 April 2018 confirming the resolution of the Supervisory Board dated 13 December 2017 (the SB Resolution and, together with the 2018 EB Resolution and the 2001 EB Resolution, the Resolutions);

(k)	a copy of a power of attorney of the Company dated 6 September 2012 appointing E. Beije as general attorney of the Company (the Power of Attorney).

The Indenture is referred to as the Opinion Document.

We have not examined any other agreement, deed or document entered into by or affecting the Company or any other corporate records of the Company and have not made any other inquiry concerning it.

3.	We assume:

(a)	the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to originals of all documents submitted to us as copies;

(b)	that the documents referred to in paragraph 2 above were at their date, and have through the date hereof remained, accurate and in full force and effect and that the Opinion Document have through the date hereof remained in existence in the form in which they were presented to us;

(c)	that the Deed of Incorporation of the Company is a valid notarial deed (authentieke akte), the contents thereof complied with the statutory requirements at the date of incorporation and there were no defects in the incorporation of the Company (not appearing on the face of the Deed of Incorporation) on the basis of which a court might dissolve the Company or deem it never to have existed;

(d)	that the Company has its centre of main interests (within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (the Regulation)) within the Netherlands and that the Company has not been subjected to any one or more of the insolvency and winding-up proceedings listed in Annex A to the Regulation in any EU Member State other than the Netherlands;

(e)	that the Company has not been dissolved (ontbonden), granted a moratorium (surseance verleend), or declared bankrupt (failliet verklaard) (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt, (b) an online search in the central insolvency register today and (c) information obtained by telephone today from the insolvency office (afdeling insolventie) of the court in The Hague);

(f)	that the resolutions contained in the documents referred to in paragraph 2 have been made with due observance of the provisions of the Articles relating to the convening of meetings and the making of resolutions (although not constituting conclusive evidence thereof, failure to observe such provisions is not apparent on the face thereof) and that each factual confirmation and statement in those resolutions (including any confirmation or statement on conflict of interest (tegenstrijdig belang)) is correct; and

(g)	that any law, other than Dutch law, which may apply to the Opinion Document or the Securities (or any transactions contemplated thereby) or to any power of attorney issued by the Company would not be such as to affect any conclusion stated in this opinion.

4.	This opinion is limited to the laws of the Netherlands currently in force (unpublished case law not included), excluding tax law and competition or procurement laws. Any references in this opinion to ‘the Netherlands’ or ‘Dutch’ are references to the European part of the Kingdom of the Netherlands.

We express no opinion as to matters of fact. We assume that there are no facts not disclosed to us would affect the conclusions in this opinion.

This opinion is limited to the Opinion Document and does not relate to any other agreement or matter. Nothing in this opinion should be taken as expressing an opinion in respect of any representation, warranty or other statement contained in the Opinion Document.

5.	Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Status

The Company is duly incorporated, and is validly existing as a public company with limited liability (naamloze vennootschap) under Dutch law.

(b)	Powers and authority

The Company has the corporate power and authority to issue the Securities and perform its obligations thereunder and to enter into and perform the obligations expressed to be assumed by it under the Opinion Document and has taken all necessary corporate action to authorise the execution of the Opinion Document and the issue and performance of the Securities.

(c)	Due execution

The Opinion Document and the Securities have been duly executed by the Company.

6.	This opinion is subject to the following qualifications:

(a)	This opinion is limited by (i) all bankruptcy (faillissement), suspension of payments (surseance van betaling), fraudulent conveyance (Actio Pauliana) or similar laws affecting creditors’ rights generally and (ii) any intervention, resolution or recovery measures described in Regulation (EU) No 806/2014 of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and Chapter 3a.2 of the FSA, any transfer measure (overdrachtsplan) described in Part 3.5.4A of the FSA or special measures (bijzondere maatregelen) described in Chapter 6 of the FSA.

(b)	Any provision in the Opinion Document pursuant to which monies or goods are to be held in trust by one party for another party or are to be segregated from the other assets of the party concerned (or provisions having a similar intended effect) may not be enforceable in the Netherlands.

(c)	Under Dutch law, each power of attorney (volmacht) or mandate (lastgeving), whether or not irrevocable, granted by the Company in the Opinion Document or the Securities or elsewhere will terminate by force of law and without notice, upon bankruptcy of the Company and will cease to have effect upon the Company having been granted a moratorium. This qualification will also apply to the extent that the appointment by the Company of a process agent were to be deemed to constitute a power of attorney or a mandate.

7.	In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions. This opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by Dutch law and that any action or claim in relation to it can only be brought exclusively before the courts of Amsterdam, the Netherlands.

8.	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 6-K dated 11 April 2017 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours sincerely,

Allen & Overy LLP

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